Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1, of WODA Corp, of our report dated May 17, 2021 on our audit of the financial statements of WODA Corp as of April 23, 2021, and the related statements of operations, changes in stockholders’ deficit and cash flows from April 5, 2021 (inception) through April 23, 2021, and the reference to us under the caption “Experts.”

Ocean, New Jersey
July 28, 2021